Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on  Form S-8 of our reports dated March 27, 2015 and March 26, 2014 relating to the financial statements of Japan Macro Opportunities Offshore Partners, L.P. and Japan Macro Opportunities Master Fund, L.P. appearing in the Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2014.

/S/ DELOITTE & TOUCHE

Cayman Islands

February 23, 2016